UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2019

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 19, 2019, Nevro Corp. (the “Company”) entered into an agreement (the “Agreement”) with Broadfin Capital, LLC and certain of its affiliates named therein (collectively, “Broadfin”), a significant stockholder of the Company. In connection with the entry into the Agreement, the Board of Directors of the Company (the “Board”) has been expanded from eight to nine members and the Board has, effective as of March 19, 2019, appointed Ms. Elizabeth (“Bess”) Weatherman as a Class II director standing for election at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) and Mr. Kevin O’Boyle as a Class III director standing for election at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). Ms. Weatherman was also appointed as a member of the Compensation Committee of the Board. Each of Ms. Weatherman and Mr. O’Boyle were appointed following constructive engagement with Broadfin. In connection with these appointments, Dr. Ali Behbahani has resigned from the Board effective as of March 18, 2019.

In addition, the Company has appointed Mr. D. Keith Grossman as the President and Chief Executive Officer of the Company effective as of March 19, 2019 replacing Mr. Rami Elghandour who has resigned from his positions of president, chief executive officer and a member of the Board effective March 18, 2019. Mr. Grossman was also appointed to the Board, effective March 19, 2019, as a Class II director standing for election at the 2019 Annual Meeting. Pursuant to the Agreement, the Company has agreed to nominate Mr. Grossman and Ms. Weatherman for election at the Company’s 2019 Annual Meeting. Under the terms of the Agreement, the Company has agreed to not increase the size of the Board above nine directors prior to the 2020 Annual Meeting without Broadfin’s consent.

Pursuant to the Agreement, Broadfin has agreed, on behalf of itself and its affiliates, not to submit any proposal for consideration at, or bring other business before, the 2019 Annual Meeting or initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to the 2019 Annual Meeting. Broadfin also agreed to cause all shares of Common Stock it beneficially owns as of the record date for the 2019 Annual Meeting to be voted in favor of the directors nominated by the Board for election at the 2019 Annual Meeting and otherwise in accordance with the recommendations of the Board, subject to certain exceptions.

Broadfin has also agreed to certain customary standstill provisions, effective as of the date of the Agreement through the earlier of (x) 30 calendar days prior to the deadline for business to be properly brought before the Company’s 2020 Annual Meeting or (y) 120 calendar days prior to the first anniversary of the 2019 Annual Meeting (the “Standstill Period”), prohibiting it from, among other things: (i) soliciting proxies or consents with respect to the securities of the Company, (ii) entering into a voting agreement or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with other shareholders of the Company, other than affiliates of Broadfin so long as such affiliates agree to be bound by the Agreement, (iii) encouraging any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iv) submitting any proposal for consideration by stockholders of the Company at any annual or special meeting of stockholders, (v) seek, alone or in concert with others, representation on the Board other than in accordance with the Agreement, (vii) advise, encourage, support or knowingly influence any person or entity with respect to voting of the Company’s securities at any annual or special meeting of the Company’s stockholders, (viii) make any public proposal to amend any provision of the Company’s Bylaws or its Amended and Restated Certificate of Incorporation (the “Charter”), (ix) demand inspection of the Company’s books and records pursuant to any applicable statutory or regulatory provision and (x) make any requests or proposals, publicly or that would result in a public disclosure, to amend the terms of the Agreement.

Pursuant to the Agreement, through the expiration of the Standstill Period, if either Ms. Weatherman or Mr. O’Boyle is unable or unwilling to serve as a director, resigns as a director or is removed as a director and Broadfin maintains a certain ownership threshold, Broadfin may recommend a substitute director who must meet certain criteria specified in the Agreement.

The Company and Broadfin have also made certain customary representations, agreed to mutual non-disparagement provisions and agreed to jointly issue a press release announcing certain terms of the Agreement. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K. The foregoing description of the material terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Reference is made to the disclosures set forth in Item 1.01 above and incorporated in this Item 5.02 by reference.

Appointment of Mr. Grossman as President and Chief Executive Officer

In connection with Mr. Grossman’s appointment as the Company’s new President and Chief Executive Officer, the Board approved an Employment Agreement with Mr. Grossman (the “Employment Agreement”), effective as of March 19, 2019. The Employment Agreement provides for Mr. Grossman to assume the role of Chairman of the Board at the 2019 annual meeting of stockholders. Under the Employment Agreement, Mr. Grossman will be paid an annual base salary of $800,000 and have the opportunity to earn an annual performance bonus targeted at 100% of his annual base salary.

In addition, on March 19, 2019, pursuant to the Nevro Corp. 2014 Equity Incentive Award Plan and in accordance with the Employment Agreement Mr. Grossman was granted 111,111 restricted stock units (“RSUs”) and 111,111 performance stock units (“PSUs”) . The RSUs vest in substantially equal quarterly installments over three years, subject to Mr. Grossman’s continuous employment with the Company through the applicable vesting date.

Each PSU represents the contingent right to receive up to 3.5 shares of the Company’s common stock, with the number of shares determined using a pre-established formula tied to the achievement of relative total shareholder return (“TSR”) targets set by the Board for the Company compared to the S&P Healthcare Equipment Select Industry Index (the “Index”), subject to upward adjustment based on absolute stock price performance and measured over the period commencing on March 19, 2019 and ending on the earliest of (i) March 19, 2022, (ii) the consummation of a change in control, or (iii) upon certain terminations of Mr. Grossman’s employment (the “performance period”). The number of shares issuable in respect of each PSU is determined based on the Company’s TSR relative to the TSRs of the companies that comprise the Index. The number of shares issuable per PSU is determined by multiplying a TSR factor by an absolute stock price multiplier. The TSR factor is based on the Company’s TSR over the performance period relative to the TSRs of companies comprising the Index, determined as follows: at or above 85% percentile (TSR factor of 2.0); 75th percentile (TSR factor of 1.5); 60th percentile (TSR factor of 1.0); 40th percentile (TSR factor of 0.5); below 40th percentile (TSR factor of 0.0). If the Company’s performance falls between these levels, then the TSR factor will be determined by linear interpolation. If the Company’s TSR for the performance period is negative, then the TSR factor for the 60th percentile and above is capped at 1.0. If the Company’s relative TSR is at or above the 75th percentile and the per share closing trading price of the Company’s common stock as of the last day of the performance period is above $90 or $120, then the absolute stock price multiplier is 1.5 and 1.75, respectively, with the absolute stock price multiplier for a per share closing trading price between $90 and $120 determined using linear interpolation. Mr. Grossman will generally be required to remain employed with the Company through the end of the performance period to be eligible to receive any shares in respect of the PSUs, subject to certain exceptions if he experiences a Covered Termination. Mr. Grossman generally will not be permitted to transfer or dispose of any shares issued in settlement of the PSUs until the earliest of (i) the first anniversary of the date the shares were issued, (ii) the consummation of a change in control of the Company, or (iii) Mr. Grossman’s termination of employment.

The Employment Agreement also provides for severance benefits if Mr. Grossman experiences a Covered Termination. For this purpose, a “Covered Termination” occurs if Mr. Grossman’s employment with the Company is terminated without “cause” or for “good reason” (each as defined in the Employment Agreement) or due to Mr. Grossman’s death or disability. In the event of a Covered Termination that occurs more than three months prior to or more than 24 months after a change in control of the Company, Mr. Grossman will be entitled to receive severance benefits consisting of (i) an amount equal to 24 months of base salary payable in a single cash lump sum, (ii) up to 24 months of continued healthcare coverage and (iii) accelerated vesting of his outstanding equity awards that would have vested during the 24 month period following his termination of employment (with the performance period for any performance-based award shortened to end on the date of termination, and the number of shares issuable prorated based on the portion of the original performance period completed as of the termination date).

If Mr. Grossman experiences a Covered Termination that occurs within the period commencing three months prior to and ending 24 months after a change in control of the Company, Mr. Grossman will be entitled to receive severance benefits consisting of (i) an amount equal to 30 months of base salary payable in a single cash lump sum, (ii) an amount equal to 2.5 times his target annual bonus payable in a single cash lump sum, (iii) up to 30 months of continued healthcare coverage and (iv) full vesting acceleration of each of his outstanding equity awards. Mr. Grossman must sign a general release of claims against the Company and its affiliates to receive any of the severance benefits described above.

Mr. Grossman will also enter into an indemnification agreement with the Company consistent with the form agreement executed with each of the Company’s current officers and directors.

The foregoing description of the material terms of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Separation Agreement with Mr. Elghandour

In connection with Mr. Elghandour’s resignation as President and Chief Executive Officer of the Company, as well as from the Board, Mr. Elghandour entered into a Separation Agreement with the Company, effective as of March 18, 2019 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Elghandour will remain available upon reasonable notice and at reasonable times to consult with the Company’s Chief Executive Officer for 24 months following his separation, and certain of Mr. Elghandour’s vested options will remain exercisable during such 24-month period. Under the Separation Agreement, in exchange for a general release of claims against the Company and its affiliates, the Company will pay Mr. Elghandour as severance $2.8 million in a cash lump sum, which constitutes 24 months of Mr. Elghandour’s base salary and target bonus, and will, at its cost, provide Mr. Elghandour and his covered dependents with up to 24 months of continued healthcare coverage. All of Mr. Elghandour’s unvested equity awards were forfeited in connection with the termination of his employment.

The foregoing description of the material terms of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

The resignation of Mr. Elghandour as President and Chief Executive Officer of the Company and as a member of the Board was not a result of any disagreement with the Company, its management or the Board.

Board Appointments and Resignation

None of Messrs. Grossman and O’Boyle or Ms. Weatherman has any family relationships with any of the Company’s directors or executive officers and none is a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

Mr. O’Boyle and Ms. Weatherman will each receive, cash and equity compensation, in accordance with the Company’s existing non-employee director compensation policy, and will enter into an indemnification agreement with the Company consistent with the form agreement executed with each of the Company’s current directors.

The resignation of Dr. Behbahani as a member of the Board was not a result of any disagreement with the Company, its management or the Board.

Item 8.01. Other Events.

On March 19, 2019, the Company issued a press release announcing the execution of the Agreement described in Item 1.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated as of March 19, 2019, among Nevro Corp. and Broadfin Capital, LLC and certain of its affiliates.

99.1	Press Release dated March 19, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: March 20, 2019	By:	/s/ Andrew H. Galligan
Andrew H. Galligan
Chief Financial Officer